Exhibit (g)(2)

EXHIBIT B

to the Custody Agreement

Fund Names

Separate Series of Amplify ETF Trust

Name of Series

Amplify Energy & Natural Resources Covered Call ETF (formerly Amplify Natural Resources Dividend Income ETF)